UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  04/14/2005

NUTRI SYSTEM INC /DE/
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  0-28551

DE	23-3012204
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

202 Welsh Road, Horsham, PA 19044
(Address of Principal Executive Offices, Including Zip Code)

215 706 5302
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 1.01.    Entry into a Material Definitive Agreement

On April 14, 2005, the Board of Directors appointed Thomas Connerty an executive officer with the title of Chief Marketing Officer. As of October 4, 2004, the Company entered into an employment agreement with Thomas Connerty with an initital salary of $225,000 per annum. The effective date of employment was November 30, 2004. The agreement has a term of one year with automatic one-year renewal terms unless either party gives a three-month advance notice of non-renewal. If Mr. Connerty is terminated without cause (with one month advance notice of termination without cause), then, in exchange for a mutual general release, the Company will pay (1) a lump sum severence payment in the amount equal to 6 months of the salary then in effect, (2) group healthcare, group life and AD&D coverage will be continued for six months, at the Employee's normal contribution rates, (3) the Employee's covenants against non-competition shall be reduced to a six month period from the termination date, (4) unvested options granted to the Employee in 2004 would be accelerated and all vested options would be exercisable for a maximum of three years after termination date.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

NUTRI SYSTEM INC /DE/

Date: April 18, 2005.	By:	/s/ James D. Brown
James D. Brown
Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-10.1	Employment Agreement, dated October 4, 2004, between NutriSystem, Inc. and Thomas Connerty.